Exhibit 99.1

News Release

Date:	October 26, 2016 4:00 pm EST
From:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. | 812-663-6734

MainSource Financial Group - NASDAQ, MSFG -
Announces Third Quarter 2016 Financial Results

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the third quarter of 2016.  For the three months ended September 30, 2016, the Company recorded net income of $11.7 million, or $0.48 per common share, compared to net income of $9.1 million, or $0.42 per common share, in the third quarter of 2015.  During the third quarter of 2016 the Company incurred costs of $601 thousand related to its May 2016 acquisition of Cheviot Financial Corp.  Excluding this charge, the Company’s net income would have been $12.1 million or $0.50 per share.

CEO Comments

Mr. Brown commented on the Company’s third quarter performance, “I am very pleased with our third quarter results.  Adjusting for the aforementioned acquisition-related charge, net income exceeded $12 million for the first time in the Company's history.  On a per share basis, operating earnings were $0.50 compared to $0.43 in the same quarter one year ago, a 16% increase.  The benefits of the Cheviot Financial Corp. acquisition in the second quarter were reflected in our third quarter results.  We are very pleased with the merger as it appears so far to have had the impact we expected."

Mr. Brown continued, "Loans grew at a 5% annualized rate for the quarter.  Commercial loans grew at a 13% annualized rate as we continue to experience stable growth in commercial/industrial and commercial real estate lending.  Mortgage loan balances declined during the quarter as a result of increased refinancing activity of portfolio loans into the secondary market.  We continue to be pleased with our asset quality.  Non-performing assets (including troubled debt restructurings) declined $2.5 million or 11% from the second quarter of this year and now represent 0.51% of total assets.  We also realized net recoveries of problem loans during the third quarter.  This is the second quarter in a row that we have experienced net recoveries and, as a result, low loan loss provision expense."

Mr. Brown concluded, "I am pleased to announce that our board approved an increase to our quarterly common dividend, payable December 15, 2016 to shareholders of record as of December 5, 2016.  The dividend will increase from $0.15 per common share to $0.16, a 7% increase.  The decision by the board reflects its confidence in our profitability as well as its generally positive outlook."

NET INTEREST INCOME

Net interest income was $31.0 million for the third quarter of 2016 compared to $26.1 million a year ago.  The increase in net interest income was primarily due to an increase in average earning assets.  Average earning assets increased year over year by $639 million, with $460 million coming from the Cheviot acquisition, $50 million from our purchase of 4 Old National branches in the third quarter of 2015 and $129 million from organic growth.  Net interest margin, on a fully-taxable equivalent basis, was 3.62% for the third quarter of 2016, which was ten basis points below the third quarter of 2015 and a decrease of one basis point compared to the second quarter of 2016.

NON-INTEREST INCOME

The Company’s non-interest income was $13.9 million for the third quarter of 2016 compared to $13.3 million for the same period in 2015. An increase in interchange income of $621 thousand and mortgage banking of $332 thousand was partially offset by a decrease of $406 thousand in service charges on deposit  accounts.  Interchange income increased year over year as the Company converted its debit cards from Visa to MasterCard, which has resulted in a higher interchange rate.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $28.9 million for the third quarter of 2016 compared to $26.6 million for the same period in 2015.  The year over year increase in total expenses were in the employee, occupancy and equipment expense categories and were primarily related to the acquisitions of Cheviot in May 2016 and the Old National branches in the middle of the third quarter of 2015.

BALANCE SHEET AND CAPITAL

Total assets were $4.0 billion at September 30, 2016, which represents a $677 million increase from a year ago.  The increase in assets was primarily related to the acquisition of Cheviot ($563 million) and organic loan growth.  Loan balances (including loans that are classified as held for sale) grew $30 million on a linked quarter basis.  The Company’s regulatory capital ratios remain strong and as of September 30, 2016 were as follows: leverage ratio of 9.6%, tier one capital to risk-weighted assets of 13.8%, common equity tier one capital ratio of 12.3%, and total capital to risk-weighted assets of 14.6%.  In addition, as of September 30, 2016, the Company’s tangible common equity ratio was 9.0%.

ASSET QUALITY

Non-performing assets (NPAs) were $20.5 million as of September 30, 2016, a decrease of $2.5 million on a linked-quarter basis.  NPAs represented 0.51% of total assets as of September 30, 2016 compared to 0.58% as of June 30, 2016 and 0.58% as of September 30, 2015.  The Company realized net recoveries of $210 thousand and recorded $150 thousand of loan loss provision expense for the third quarter of 2016.  This level of provision expense resulted from the organic loan growth realized during the period.  The Company’s allowance for loan losses as a percent of total outstanding loans was 0.84% as of September 30, 2016 compared to 0.84% as of June 30, 2016 and 1.06% as of September 30, 2015.  The decrease in this metric year over year was primarily driven by the increase in acquired loans that were marked to fair value at the acquisition date and not included in the loan loss reserve analysis.

USE OF NON-GAAP FINANCIAL MEASURES

This press release includes financial measures prepared other than in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, we have included non-GAAP financial measures of the Company’s net income excluding the impact of costs associated with the Company’s acquisition of Cheviot Financial Corp. and non-interest income excluding the impact of certain gains on the sale of investment securities.  These non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  We believe this information is helpful in understanding the Company’s results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period, such as purchase accounting impacts, one-time costs of acquisitions or other non-core items.  A reconciliation of the non-GAAP measures to the most comparable GAAP equivalent is included in the text or in the attached financial tables under the heading “Reconciliation of Non-GAAP Financial Measures”.

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended September 30		Nine months ended September 30
	2016	2015	2016	2015
Income Statement Summary
Interest Income	$33,857	$28,113	$93,473	$82,673
Interest Expense	2,867	2,025	7,913	6,187
Net Interest Income	30,990	26,088	85,560	76,486
Provision for Loan Losses	150	800	855	800
Noninterest Income:
Trust and investment product fees	1,163	1,204	3,626	3,664
Mortgage banking	2,602	2,270	7,135	6,734
Service charges on deposit accounts	5,696	6,102	15,597	16,221
Securities gains/(losses)	23	45	144	360
Interchange income	2,877	2,256	8,317	6,445
Other	1,553	1,467	4,422	4,180
Total Noninterest Income	13,914	13,344	39,241	37,604
Noninterest Expense:
Employee	16,686	14,674	47,430	43,185
Occupancy & equipment	5,727	4,887	16,370	14,657
Intangible amortization	302	431	999	1,270
Marketing	780	948	2,523	2,413
Collection expenses	174	263	596	769
FDIC assessment	395	435	1,250	1,245
Interchange expense	830	696	2,558	1,986
FHLB advance prepayment penalty	—	—	—	2,364
Merger-related expenses	601	617	6,964	617
Other	3,446	3,684	10,505	10,876
Total Noninterest Expense	28,941	26,635	89,195	79,382
Earnings Before Income Taxes	15,813	11,997	34,751	33,908
Provision for Income Taxes	4,117	2,886	8,172	7,474
Net Income Available to Common Shareholders	$11,696	$9,111	$26,579	$26,434

Reconciliation of Actual to Operating Earnings
Net Income as Reported	$11,696	$9,111	$26,579	$26,434
Add: Merger-related expenses, net of tax	460	401	4,801	401
FHLB Prepayment Penalty, net of tax	—	—	—	1,537
Less: Securities gains, net of tax	(15)	(29)	(94)	(234)
Operating earnings	$12,141	$9,483	$31,286	$28,138
Operating earnings per share	$0.50	$0.43	$1.36	$1.28

	Three months ended September 30		Nine months ended September 30
	2016	2015	2016	2015
Average Balance Sheet Data
Gross Loans	$2,568,353	$2,045,011	$2,348,496	$1,998,144
Earning Assets	3,607,919	2,968,740	3,345,015	2,903,728
Total Assets	3,996,492	3,282,884	3,686,819	3,211,507
Noninterest Bearing Deposits	696,073	587,527	663,379	560,604
Interest Bearing Deposits	2,398,287	2,011,895	2,211,634	1,985,100
Total Interest Bearing Liabilities	2,642,115	2,268,859	2,474,387	2,241,583
Shareholders’ Equity	456,692	372,301	420,194	369,400

	Three months ended September 30		Nine months ended September 30
	2016	2015	2016	2015
Per Share Data
Diluted Earnings Per Common Share	$0.48	$0.42	$1.15	$1.21
Cash Dividends Per Common Share	0.15	0.14	0.45	0.40
Market Value - High	24.95	22.15	24.95	22.40
Market Value - Low	21.39	20.21	19.95	18.71
Average Outstanding Shares (diluted)	24,321,612	21,896,961	23,071,065	21,913,312

	Three months ended September 30		Nine months ended September 30
	2016	2015	2016	2015
Key Ratios (annualized)
Return on Average Assets	1.16%	1.10%	0.96%	1.10%
Return on Average Equity	10.19%	9.71%	8.45%	9.57%
Net Interest Margin	3.62%	3.72%	3.64%	3.76%
Efficiency Ratio	61.91%	64.67%	68.44%	66.58%
Net Overhead to Average Assets	1.50%	1.61%	1.81%	1.74%

	September 30	June 30	March 31	December 31	September 30
	2016	2016	2016	2015	2015
Balance Sheet Highlights
Total Loans (Including Loans Held for Sale)	$2,591,884	$2,561,765	$2,165,511	$2,162,925	$2,086,313
Allowance for Loan Losses	21,828	21,468	21,079	22,020	22,023
Total Securities	1,025,048	1,032,380	937,719	925,279	909,498
Goodwill and Intangible Assets	108,651	108,477	80,287	80,615	80,985
Total Assets	4,013,943	3,995,541	3,414,276	3,385,408	3,336,615
Noninterest Bearing Deposits	705,428	677,654	647,187	641,439	606,218
Interest Bearing Deposits	2,418,600	2,421,705	1,997,657	2,009,336	2,001,380
Other Borrowings	300,877	291,047	326,796	310,727	296,655
Shareholders’ Equity	459,608	453,782	394,204	381,360	378,056

	September 30	June 30	March 31	December 31	September 30
	2016	2016	2016	2015	2015
Other Balance Sheet Data
Tangible Book Value Per Common Share (1)	$14.60	$14.38	$14.51	$13.94	$13.76
Loan Loss Reserve to Loans	0.84%	0.84%	0.97%	1.02%	1.06%
Loan Loss Reserve to Non-performing Loans	146.07%	131.54%	186.05%	171.46%	162.14%
Nonperforming Assets to Total Assets	0.43%	0.49%	0.39%	0.44%	0.48%
NPA’s (w/ TDR’s) to Total Assets	0.51%	0.58%	0.48%	0.53%	0.58%
Tangible Common Equity/Tangible Assets (1)	8.99%	8.88%	9.42%	9.10%	9.12%
Outstanding Shares	24,033,381	24,005,307	21,627,452	21,579,575	21,589,959

	September 30	June 30	March 31	December 31	September 30
	2016	2016	2016	2015	2015
Asset Quality
Special Mention Loans	$20,050	$18,088	$11,796	$19,019	$21,522
Substandard Loans (Accruing)	19,805	22,239	15,116	7,157	7,978
New Non-accrual Loans (for the 3 months ended)	3,073	3,668	1,627	2,078	2,417

Loans Past Due 90 Days or More and Still Accruing	$—	$126	$—	$—	$75
Non-accrual Loans	14,944	16,195	11,330	12,843	13,508
Other Real Estate Owned	2,242	3,180	1,911	1,959	2,437
Total Nonperforming Assets (NPA’s)	$17,186	$19,501	$13,241	$14,802	$16,020
Troubled Debt Restructurings (Accruing)	3,333	3,508	3,098	3,196	3,310
Total NPA’s with Troubled Debt Restructurings	$20,519	$23,009	$16,339	$17,998	$19,330

Net Charge-offs - QTD	$(210)	$(184)	$1,441	$828	$1,250
Net Charge-offs as a % of average loans (annualized)	-0.03%	-0.04%	0.27%	0.16%	0.24%

Reconciliation of Non-GAAP Financial Measures

(1)

Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.  Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the Company’s value including only earning assets as meaningful to an understanding fo the Company’s financial information.  A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	September 30		June 30		March 31		December 31		September 30
	2016		2016		2016		2015		2015
Shareholders’ Equity	$459,608		$453,782		394,204		381,360		378,056
Less: Intangible Assets	108,651		108,477		80,287		80,615		80,985
Tangible Common Equity	350,957		345,305		313,917		300,745		297,071

Total Assets	4,013,943		3,995,541		3,414,276		3,385,408		3,336,615
Less: Intangible Assets	108,651		108,477		80,287		80,615		80,985
Tangible Assets	3,905,292		3,887,064		3,333,989		3,304,793		3,255,630

Ending Shares Outstanding	24,033,381		24,005,307		21,627,452		21,579,575		21,589,959

Tangible Book Value Per Common Share	$14.60		$14.38		$14.51		$13.94		$13.76
Tangible Common Equity/Tangible Assets	8.99%	%	8.88%	%	9.42%	%	9.10%	%	9.12%	%